EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is entered into by and between Kenneth W. Locke, Ph.D., (“Locke”) and MediciNova, Inc. a Delaware corporation (“Employer”), with regard to the following:

A. Whereas, Locke served in various capacities as an officer and employee of Employer, most recently as Chief Scientific Officer of Employer until such employment was terminated by mutual agreement of Locke and Employer effective as of April 30, 2008 (the “Termination Date”); and

B. Whereas, Locke and Employer are parties to that certain Executive Employment Agreement, dated as of September 26, 2000, as amended by a letter agreement, dated as of July 30, 2003 (the “Employment Agreement”), providing for certain rights and responsibilities on the part of Locke and Employer.

NOW, THEREFORE, the parties hereto agree as follows:

1. Severance Payments. In consideration of the covenants and promises contained in this Agreement and as full and final satisfaction of all obligations Employer owes to Locke under the Employment Agreement or otherwise, Employer shall pay to Locke as severance payments the following amounts, less appropriate deductions and withholdings:

(a) Compensation representing the amount Locke would have been entitled to in salary for May 2008 through January 2009 under the Employment Agreement in the aggregate gross amount of $200,265.00, to be paid in equal monthly installments over the nine (9) month period of May 2008 through January 2009, the first of which is to be paid on the date of the Company’s first regularly scheduled payroll date following the Effective Date;

(b) Continuation of employee benefits for Locke and his dependents in the same manner and contribution rate that such benefits are in effect as of the Termination Date for the period during which severance payments are made pursuant to Subparagraph (a), with the exception that Employer will be allowed to discontinue employee benefits for Locke and his dependents if an when Locke obtains, through other employment, employee benefits for himself and his dependents in substantially the same manner and at a substantially similar contribution rate, with such discontinuance by Employer made only so as to provide no interruption in coverage; and

(c) 70% of the average of Locke’s annual bonus for 2006 and 2007, in the gross amount of $38,290.00, to be paid on the date of the Company’s first regularly scheduled payroll date following the Effective Date.

2. Consulting Agreement. In connection with and as a condition to the execution of this Agreement, the parties agree to enter into a consulting agreement substantially in the form attached hereto as Exhibit A (the “Consulting Agreement”), pursuant to which Locke will continue to provide services to Employer. Under the terms of the Option Agreements by which options to purchase shares of Employer’s Common Stock were granted to Locke pursuant to Employer’s Amended and Restated 2004 Stock Incentive Plan, so long as Locke continues to provide services to Employer pursuant to the Consulting Agreement, options to purchase shares of Employer’s Common Stock granted to Locke pursuant such Option Agreements shall continue to vest according to the original vesting schedule set forth in such options and Locke will be considered to have ceased to provide services to Employer only upon the expiration of the Consulting Agreement.

3. Release. In consideration of the above described payments and benefits, Locke does hereby unconditionally, irrevocably and absolutely release and discharge Employer, and all related subsidiary entities, and their affiliates, directors, officers, employees, agents, attorneys, stockholders, insurers, successors and/or assigns, from any and all liability, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Locke’s employment with Employer and the termination of said employment. This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Labor Code, the California Fair Employment and Housing Act, and any other statutory or common law provision relating to or affecting Locke’s employment by Employer, including any federal or state statutory provision covering any age discrimination in any form by Employer against Locke, except any claim for worker’s compensation. However, Locke’s other rights, including but not limited to, those as a stockholder of Employer, if applicable, are specifically excluded from this release.

4. Claims. In further consideration of the above described payments and benefits, Locke irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matter release above. It is the intention of the parties that, with the execution of this Agreement, Employer and all related entities, and their affiliates, officers, directors, employees, agents, attorneys, stockholders, insurers, successors and/or assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Locke related in any way to the matter discharged herein. Locke represents that he has not filed any complaint, charges or lawsuits against Employer and all related subsidiary entities (including their affiliates, officers, directors, and employees) with any governmental agency or any court.

5. Unknown Claims. Locke understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Locke under section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provisions of this Agreement to the contrary, Locke does not waive any right or release any claim against Employer which claim or right arises from Employer failing to perform its undertakings as set forth in this Agreement and/or may arise after the date Locke executes this release including, without limitation, Locke’s rights, if any, pursuant to 29 U.S.C. §1161 et. seq., commonly known as “COBRA.”

6. Effect on Previous or Existing Agreements. This Agreement is intended to resolve any and all issues between Employer and Locke, including, without limitation, any and all claims for wages, severance pay, compensation, benefits, or other aspects of the employment relationship between Employer and Locke. Except as set forth in this Section 6, this Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between Employer and Locke; provided, however, that this Agreement shall have no effect on (i) that certain Proprietary Information and Invention Agreement, dated as of September 26, 2000, and (ii) any stock option agreements (except as expressly provided above). This Agreement shall also not in any way supersede or affect any obligation of Locke, contractual or otherwise, with respect to the disclosure, use of protection of any proprietary or confidential information of Employer, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Locke during his employment. All previous written agreements and obligations imposed by any contract relating to the intellectual property of Employer or its subsidiary or affiliated entities shall remain in full force and effect and survive the execution of this Agreement.

7. Return of Company Property. Employee shall immediately return any company property in his possession, including without limitation all company-owned computers, cellular telephones, and any other company property in his possession. All such property shall be returned in good working condition and order.

8. Non-Disparagement. Locke and Employer each agree that he or it shall not make any oral or written statements or knowingly make any comments, whether privately or publicly, which in fact or by implication tend to disparage the other or are inimical to the interests of the other.

9. Binding Effect. Locke further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof.

10. Successors. Employer and Locke understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Employer and Locke.

11. Publicity. The parties hereto agree not to divulge or publicize the existence of this Agreement or the terms hereof except as may be necessary to enforce this Agreement or as may be required by law. In case of such required disclosures, each party shall promptly inform the other of such disclosure in writing prior to said disclosures.

12. Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

13. Resolution of Employment Related Disputes. Except as prohibited by law, any dispute arising from any aspect of the employment relationship with Employer shall be resolved through final and binding arbitration in San Diego, California. All employment disputes of any nature shall be covered by this Agreement, except as prohibited by law. The law applicable to any controversy to be arbitrated shall be the law of the state of California or applicable federal law, except that the Federal Arbitration Act shall apply to the issue of arbitrability. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services (“JAMS”). Locke shall not be required to pay any administrative fees of the AAA or JAMS. Any administrative fees or arbitrator’s fees will be paid by Employer. The arbitrator shall have no power to award costs and attorneys’ fees except as provided by statute or by separate written agreement between the parties. Notwithstanding the foregoing, nothing herein shall preclude either party from seeking, on a temporary basis, relief from a court in a dispute involving the ownership, use or disclosure of confidential or proprietary information or trade secrets, until such time as an arbitrator can be selected. Once selected, the arbitrator shall have the power to continue, vacate, modify or amend any temporary or interim relief, and shall have the power to resolve the dispute. In the event that any aspect of this arbitration provision is found unenforceable by a court of competent jurisdiction, the remainder of the arbitration provision shall be severed from the invalid portion and the remaining portion shall be given full effect according to its terms. This arbitration provision shall supersede any and all prior agreements between Employer and Locke on the subject of arbitration of employment-related claims.

14. No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either Employer or Locke.

15. Execution and Revocation Periods. Locke acknowledges and agrees that the Severance Payments set forth in Section 2 constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement, Employer would be obligated to provide, or Locke otherwise would be entitled to receive. Locke acknowledges that he has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement. Changes to this Agreement, whether material or immaterial, do not restart the 21-day period. Locke agrees and acknowledges that if he chooses to sign this Agreement before 21 days after he received it, that he has done so voluntarily. Furthermore, Locke has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement. Accordingly, this Agreement will not become effective or enforceable (and the severance payments will not be paid or recognized) until such 7-day revocation period has expired and the Termination Date has passed (the “Effective Date”).

16. Counsel. Locke acknowledges that he fully understands his right to discuss this Agreement with independent counsel of his choice, that he is encouraged to do so, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

[SIGNATURE PAGE FOLLOWS]

The undersigned have executed this Agreement as of April 30, 2008 at San Diego, California.

MEDICINOVA, INC.

/s/ Kenneth W. Locke, Ph.D.	By:	/s/ Shintaro Asako
Kenneth W. Locke, Ph.D.	Name:	Shintaro Asako
Dated: April 16, 2008	Title:	Chief Financial Officer
	Dated:	April 16, 2008